Exhibit 99.1

CONTACT:

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 3rd QUARTER SALES AND EARNINGS
Year Over Year Profit Improvement Continues on Lower Sales

GREENWICH, CT, USA, December 3, 2010: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the third quarter ended October 31, 2010 declined approximately 3% to $215.5 million from $221.6 million for the prior year period.  Sales growth in ViSalus Sciences and in the Midwest-CBK business was more than offset by lower sales volume in PartyLite, in the Catalog and Internet segment and in foodservice.  Sales declined 1% on a local currency basis.  International sales represented 33% of third quarter sales this year versus 36% last year.

Operating Profit for the third quarter increased to $5.7 million this year versus $3.0 million last year.  Last year’s third quarter operating profit included pre-tax restructuring charges of $0.8 million relating to the Midwest-CBK consolidation.  Excluding the restructuring charges, third quarter operating profit would have been $3.8 million last year versus $5.7 million this year.  Third quarter operating profit increased versus last year due to the impact of higher sales and lower overhead costs within the Midwest-CBK business, as well as improved operating margins at the Miles Kimball Company and ViSalus Sciences.  Foreign exchange had a negative $0.3 million impact on this year’s third quarter operating income.

Net Earnings attributable to Blyth, Inc. common shareholders for the third quarter increased to $2.6 million compared to a loss of $1.0 million for the prior year.  Diluted Earnings Per Share for the third quarter were $0.31 compared to a loss of $0.11 last year.  Included in the third quarter last year were the aforementioned restructuring charges of $0.8 million pre-tax, equating to $0.5 million after tax, or $0.06 per share. Excluding the restructuring charges, earnings per share would have been a loss of $0.05 last year versus earnings of $0.31 this year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Sales growth was below management’s expectations during the third quarter, with few exceptions.  Nevertheless, we continue to experience the positive impact of restructuring and gross margin improvement initiatives throughout Blyth’s businesses, resulting in year-over-year profit improvement despite sluggish sales.”

Mr. Goergen continued, “In Europe, consumer confidence is under pressure in the current economic environment.  Consequently, it has taken more time for PartyLite’s promotional strategy to gain traction in certain European markets.  In North America, the economic reality for many of our typical customers continued to make booking and holding shows challenging for PartyLite independent sales Consultants during the third quarter.”

In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Third Quarter Segment Performance

In the Direct Selling segment, third quarter net sales declined 11% to $117.2 million versus $131.1 million for the same period last year.  On a local currency basis, sales declined 7% versus last year’s third quarter.  PartyLite’s U.S. sales declined 23% and active independent sales Consultants now total over 19,000 in the U.S. versus over 23,000 in last year’s third quarter.  In PartyLite Canada, sales declined 16% in U.S. dollars during the quarter, which translated into a decline of 19% in local currency, with active independent sales Consultants totaling more than 5,000 this year and last year.  The challenging economic environment in North America continued to impact Consultant activity during the third quarter, resulting in fewer shows per Consultant and lower active Consultant count versus prior year.

PartyLite Europe’s sales declined 11% in U.S. dollars during the quarter, which translated into a decline of 2% in local currency.  Sales declined in most European markets due to lower Consultant activity versus prior year, which management believes is attributable to the weakened economies and political headlines in the European Union.  PartyLite’s European active independent sales Consultants continue to total over 28,000.

ViSalus Sciences experienced strong third quarter sales and distributor growth.  ViSalus is a direct seller of weight management products, energy drinks and nutritional supplements sold to consumers in the United States one-on-one by independent distributors.  Blyth invested in ViSalus in 2008 and now owns approximately 44% of the company with an option to increase its ownership.

Third quarter operating profit in the Direct Selling segment was $0.4 million versus $1.4 million in the same period last year.  Last year’s segment operating profit included a $0.9 million gain on the sale of a building.  Excluding this gain, operating profit in the Direct Selling segment would have been $0.5 million last year versus $0.4 million this year, driven by lower PartyLite sales and partially offset by the impact of higher sales and improved margins at ViSalus.

In the Catalog & Internet segment, third quarter net sales decreased 9% to $35.1 million versus $38.7 million last year due to soft consumer response and circulation reductions in certain of the Miles Kimball Company catalogs, as well as sharply lower sales at Boca Java.  Third quarter operating income in this segment was $0.7 million versus an operating loss of $1.1 million in the prior year.  This improvement was principally due to higher operating margins at the Miles Kimball Company.

In the Wholesale segment, third quarter net sales increased 22% to $63.2 million from $51.8 million last year driven by higher sales of seasonal décor, home décor and premium candles, partially offset by lower foodservice sales.  Third quarter operating income in the Wholesale segment increased to $4.7 million from $2.8 million last year.  Last year’s third quarter included restructuring charges of $0.8 million relating to the Midwest-CBK consolidation.  Excluding these charges, third quarter operating income would have been $3.6 million last year versus $4.7 million this year.  The improvement in this year’s third quarter operating income was principally due to the impact of higher sales and cost savings resulting from the consolidation of Midwest-CBK, partially offset by the impact of rising commodity costs on the foodservice business.

First Nine Months Fiscal 2011 Performance

Net Sales for the nine months ending October 31, 2010 declined approximately 6% to $597.7 million from $635.7 million reported for the same period a year ago.  Operating profit for the nine months this year was $16.9 million versus a loss of $5.9 million a year earlier.  Last year’s operating loss included a non-cash, pre-tax goodwill and other intangibles impairment charge of $16.5 million, resulting from a revaluation of goodwill and other intangibles associated with the Company’s investment in ViSalus Sciences.  Also included last year were pre-tax restructuring charges of $1.7 million relating to the Midwest-CBK consolidation.  Excluding (on a pre-tax basis) the $16.5 million charge for goodwill and other intangibles impairment last year and Midwest-CBK restructuring charges of $1.7 million last year, Operating Profit for the first nine months would have been $12.3 million last year versus $16.9 million this year.  This improvement is due to improved gross margin at the Miles Kimball Company and higher sales at ViSalus and Midwest-CBK, as well as cost savings resulting from the consolidation of Midwest-CBK.

Net Income attributable to Blyth, Inc. common shareholders for the first nine months was $7.8 million compared to a net loss of $14.1 million last year.  Diluted Earnings Per Share was $0.91 compared to a loss of $1.58 last year.  Included in last year’s nine months was the goodwill and other intangibles charge of $16.5 million pre-tax, equating to $15.3 million after tax, or $1.71 per share and Wholesale restructuring costs totaling $1.7 million pre-tax, equating to $1.1 million after tax, or $0.12 per share.  Excluding the aforementioned items, earnings per share for the nine month period would have been $0.26 last year and $0.91 this year.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Management will conduct an informal Question and Answer session via dial-in call on December 3rd at 2:00 pm EST.  The date, time and dial-in information of future calls will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended October 31,	Ended October 31,	Ended October 31,	Ended October 31,
	2010	2009	2010	2009

Net sales	$215,472	$221,578	$597,653	$635,656
Cost of goods sold	104,779	106,545	271,715	296,902
Gross profit	110,693	115,033	325,938	338,754
Selling	76,362	83,557	223,781	245,707
Administrative and other	28,591	28,491	85,220	82,425
Goodwill and other intangibles impairment	-	-	-	16,498
Total operating expense	104,953	112,048	309,001	344,630
Operating profit (loss)	5,740	2,985	16,937	(5,876)

Other expense (income):
Interest expense	1,794	1,905	5,350	6,140
Interest income	(223)	(206)	(742)	(1,092)
Foreign exchange and other	137	1,663	674	981
Total other expense	1,708	3,362	5,282	6,029
Earnings (loss) before income taxes	4,032	(377)	11,655	(11,905)
Income tax expense (benefit)	1,910	1,062	4,735	2,940
Net earnings (loss)	2,122	(1,439)	6,920	(14,845)
Less: Net earnings (loss) attributable to the noncontrolling interests	(458)	(469)	(908)	(748)
Net earnings (loss) attributable to Blyth, Inc.	2,580	(970)	7,828	(14,097)

Basic:
Net earnings (loss) attributable per Blyth, Inc. common share	$0.31	$(0.11)	$0.92	$(1.58)
Weighted average number of shares outstanding	8,267	8,930	8,527	8,922

Diluted:
Net earnings (loss) attributable per Blyth, Inc. common share	$0.31	$(0.11)	$0.91	$(1.58)
Weighted average number of shares outstanding	8,313	8,930	8,572	8,922

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			October 31, 2010	October 31, 2009
Assets
Cash and Cash Equivalents			$116,967	$128,656
Accounts Receivable, Net			58,714	46,775
Inventories			133,065	122,433
Property, Plant & Equipment, Net			103,733	111,001
Other Assets			79,133	103,429
			$491,612	$512,294

Liabilities and Stockholders' Equity
Bank and Other Debt			$11,207	$8,083
Bond Debt			99,935	99,913
Other Liabilities			141,811	163,103
Stockholders' Equity			238,659	241,195
			$491,612	$512,294

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	October 31, 2010		October 31, 2009
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings(loss)	$2,580	$0.31	$(442)	$(0.05)

Non-GAAP Adjustment:

Restructuring charges (1)	-	-	(528)	$(0.06)

GAAP Net earnings(loss) attributable to Blyth, Inc. Common Stockholders	$2,580	$0.31	$(970)	$(0.11)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent Midwest-CBK consolidation-related expenses incurred in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 31, 2010		October 31, 2009
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$7,828	$0.91	$2,302	$0.26

Non-GAAP Adjustment:

Goodwill and other intangibles impairment	-	-	(15,297)	$(1.71)

Restructuring charges (1)	-	-	(1,102)	(0.12)

GAAP Net earnings(loss) attributable to Blyth, Inc. Common Stockholders	$7,828	$0.91	$(14,097)	$(1.58)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent Midwest-CBK consolidation-related expenses incurred in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.